                             AMENDED AND RESTATED

                 DISTRIBUTION AND SERVICE PLAN AND AGREEMENT

                                     With

                    OppenheimerFunds Distributor, Inc.  And

                          Panorama Series Fund, Inc.

                            For Service Shares Of

                            Total Return Portfolio

This Amended and Restated  Distribution  and Service Plan and  Agreement  (the
"Plan") is dated as of the 28th day of October,  2005, by and between Panorama
Series  Fund,  Inc.  (the  "Company")  for the  account  of its  Total  Return
Portfolio   (the  "Fund")  and   OppenheimerFunds   Distributor,   Inc.   (the
"Distributor").

1.    The Plan.  This Plan is the  Fund's  written  distribution  and  service plan for its Service Shares described in the Fund's registration  statement as of the date this Plan takes  effect,  contemplated  by and to comply with Rule
2830 of the Conduct Rules of the National  Association of Securities  Dealers,
Inc.,  pursuant  to which the Fund will  compensate  the  Distributor  for its services in  connection  with the  distribution  of Shares,  and the  personal service  and  maintenance  of  shareholder  accounts  ("Accounts")  that  hold
Service  Shares  (the  "Shares")  of the  Fund.  The Fund may be  deemed to be acting as  distributor  of securities  of which it is the issuer,  pursuant to
Rule  12b-1  under  the  Investment  Company  Act of 1940  (the  "1940  Act"),
according to the terms of this Plan. The  Distributor is authorized  under the
Plan to pay  "Insurance  Company  Recipients,"  as  hereinafter  defined,  for rendering  services and for the  maintenance of Accounts and for  distributing
Service  Shares.  Such  Insurance  Company  Recipients  are  intended  to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan,  the following  terms shall have the following meanings:

      (a)   "Insurance  Company Recipient" shall mean any insurance company or
affiliate   thereof  or  other  person  or  entity  which:  (i)  has  rendered assistance  (whether direct,  administrative,  or both) in the distribution of
Shares and/or has rendered  services in connection  with the personal  service and maintenance of Accounts;  (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor  shall  reasonably  request to answer such questions as may arise  concerning such service and/or the sale of Shares;  and (iii) has been selected by the Distributor to receive payments under the Plan.  Notwithstanding  the  foregoing,  a  majority  of the  Fund's
Board of Directors (the "Board") who are not "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial interest in the operation  of this  Plan or in any  agreements  relating  to  this  Plan  (the
"Independent  Directors")  may remove any  institution as a Insurance  Company
Recipient,  whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings"  shall  mean,  as to any  Insurance  Company
Recipient,  all Shares owned  beneficially or of record by: (i) such Insurance
Company  Recipient,  (ii) such  clients of such  Insurance  Company  Recipient and/or  accounts  as  to  which  such  Insurance  Company  Recipient  provides administrative  services and/or is a fiduciary or custodian or co-fiduciary or co-custodian  (collectively,  the  "Customers"),  or (iii)  separate  accounts created or sponsored by such  Insurance  Company  Recipient or its  affiliate, but in no event  shall  any  such  Shares  be  deemed  owned by more  than one
Insurance  Company  Recipient  for  purposes  of this Plan.  In the event that more than one entity would otherwise qualify as Insurance  Company  Recipients as to the same Shares with  respect to the  payment of the  Asset-Based  Sales
Charge  and/or  the  Service  Fee  (defined  below),   the  Insurance  Company
Recipient  which is the dealer of record on the Fund's  books  shall be deemed the Insurance Company Recipient as to such Shares for purposes of this Plan.

3.    Payments.

      (a) Under the Plan,  the Fund  will make  payments  to the  Distributor, within  forty-five  (45) days of the end of each  calendar  quarter or at such other  interval  as deemed  appropriate,  in the amount of .0625%  (.25% on an annual basis) of the average during the calendar  quarter of the aggregate net asset value of the Shares,  computed as of the close of each business day (the
"Service  Fee"),  provided,  however,  that the  Distributor  may, in its sole discretion,  reduce  that  payment  level from time to time.  The  Distributor will use such fee  received  from the Fund in its  entirety  for  payments  to
Insurance Company  Recipients and for its other  expenditures and costs of the type approved by the Board  incurred in connection  with the personal  service and  maintenance  of Accounts  including,  but not  limited  to, the  services described in the  following  two  paragraphs.  The  Distributor  may make Plan payments  to any  "affiliated  person"  (as  defined  in the 1940  Act) of the
Distributor  if such  affiliated  person  qualifies  as an  Insurance  Company
Recipient.

      The services to be rendered by the  Distributor  and  Insurance  Company
Recipients  in connection  with the personal  service and the  maintenance  of
Accounts may include,  but shall not be limited to, the  following:  answering routine inquiries from the Insurance Company Recipient's  Customers concerning the Fund,  providing such Customers  with  information on their  investment in
Shares,  assisting  in  the  establishment  and  maintenance  of  accounts  or sub-accounts  in the Fund,  making the Fund's  investment  plans and  dividend payment options  available,  and providing such other information and Customer liaison  services and the  maintenance  of Accounts as the  Distributor or the
Fund may  reasonably  request.  It may be presumed  that an Insurance  Company
Recipient has provided services  qualifying for compensation under the Plan if it has  Qualified  Holdings  of Shares to  entitle  it to  payments  under the
Plan.  In the event  that  either the  Distributor  or the Board  should  have reason to believe that,  notwithstanding the level of Qualified  Holdings,  an
Insurance Company Recipient may not be rendering  appropriate  services,  then the  Distributor,  at the request of the Board,  shall  require the  Insurance
Company  Recipient to provide a written report or other  information to verify that said Insurance  Company  Recipient is providing  appropriate  services in this  regard.  If  the  Distributor  still  is  not  satisfied,  it  may  take appropriate  steps to terminate the Insurance  Company  Recipient's  status as such  under  the  Plan,  whereupon  such  entity's  rights  as  a  third-party beneficiary hereunder shall terminate.

      The distribution  assistance  services to be rendered by the Distributor in  connection  with the Shares may include,  but shall not be limited to, the following:  (i) paying sales  commissions  to any insurance  company,  broker, dealer,  bank or other  person or entity  that  directly or  indirectly  sells
Shares;  (ii)  paying  compensation  to  and  expenses  of  personnel  of  the
Distributor  who  support   distribution   of  Shares  by  Insurance   Company
Recipients;  (iii)  obtaining  financing or providing  such financing from its own  resources,  or from an  affiliate,  for the interest and other  borrowing costs  of  the  Distributor's  unreimbursed  expenses  incurred  in  rendering distribution  assistance and administrative  support services to the Fund; and
(iv) paying other direct distribution costs,  including without limitation the costs of sales  literature,  advertising  and  prospectuses  (other than those prospectuses  furnished to current  direct and indirect  holders of the Fund's shares ("Shareholders").

      Payments  received by the Distributor  from the Fund under the Plan will not be used to pay any interest  expense,  carrying charges or other financial costs, or allocation of overhead by the Distributor,  or for any other purpose other than for the payments  described  in this Section 3. The amount  payable
to  the  Distributor   each  quarter  will  be  reduced  to  the  extent  that
reimbursement  payments  otherwise  permissible  under  the Plan have not been authorized by the Board for that quarter.  Any unreimbursed  expenses incurred for any quarter by the Distributor may not be recovered in later periods.

            (b)   The  Distributor   shall  make  payments  to  any  Insurance
Company  Recipient  quarterly or at such other interval as deemed  appropriate by the  Distributor,  within  forty-five (45) days of the end of each calendar quarter  or such other  period,  at a rate not to exceed  .0625%  (0.25% on an annual  basis) of the average  during each  calendar  quarter of the aggregate net asset value of the Shares  computed as of the close of each  business day, of  Qualified  Holdings  owned  beneficially  or of  record  by the  Insurance
Company  Recipient  or  by  its  Customers,   provided,   however,   that  the
Distributor may, in its sole  discretion,  reduce that payment level from time to time.  However,  no such payments  shall be made to any  Insurance  Company
Recipient for any such period in which its Qualified  Holdings do not equal or exceed,  at the end of such period,  the minimum  amount  ("Minimum  Qualified
Holdings"),  if  any,  to be set  from  time  to  time  by a  majority  of the
Independent  Directors.  A majority of the  Independent  Directors  may at any time or from time to time increase or decrease and thereafter  adjust the rate of fees to be paid to the Distributor or to any Insurance  Company  Recipient,
but not to exceed the rate set forth  above,  and/or  increase or decrease the number of shares  constituting  Minimum  Qualified  Holdings.  The Distributor shall  notify  all  Insurance  Company  Recipients  of the  Minimum  Qualified
Holdings and the rate of payments  hereunder  applicable to Insurance  Company
Recipients,  and shall provide each Insurance  Company  Recipient with written notice  within  thirty  (30)  days  after  any  change  in  these  provisions.
Inclusion  of such  provisions  or a change  in such  provisions  in a revised current prospectus shall constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may  be  made  to  Insurance  Company
Recipients:  (i) by  OppenheimerFunds,  Inc.  ("OFI")  from its own  resources
(which may include  profits derived from the advisory fee it receives from the
Fund or from  Panorama  Series  Fund,  Inc.),  or (ii) by the  Distributor  (a
subsidiary of OFI), from its own resources.

4.    Selection and  Nomination  of  Directors.  While this Plan is in effect, the selection or replacement  of  Independent  Directors and the nomination of those persons to be Directors of the Fund who are not "interested  persons" of the Fund or the Fund shall be committed to the  discretion of the  Independent
Directors.  Nothing  herein  shall  prevent  the  Independent  Directors  from soliciting  the  views or the  involvement  of  others  in such  selection  or nomination  if the final  decision on any such  selection  and  nomination  is approved by a majority of the incumbent Independent Directors.

5.    Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide  written  reports to the Fund's  Board for its review,  detailing  the aggregate  amount of payments made under this Plan, and the purposes for which the payments  were made.  The reports shall be provided  quarterly,  and shall state  whether  all  provisions  of Section 3 of this Plan have been  complied with.

6.    Related  Agreements.  Any  agreement  related  to this Plan  shall be in writing and shall  provide that:  (i) such  agreement may be terminated at any time,  without  payment  of  any  penalty,  by  vote  of  a  majority  of  the
Independent  Directors or by a vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's  outstanding  voting  securities of the Shares, on not  more  than  sixty  days  written  notice  to any  other  party  to the agreement;  (ii) such agreement shall automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act); (iii) it shall go into effect when  approved by a vote of the Board and its  Independent  Directors  cast in person at a meeting  called for the purpose of voting on such  agreement;  and
(iv) it shall,  unless terminated as herein provided,  continue in effect from year to year only so long as such  continuance  is  specifically  approved  at least annually by the Board and its Independent  Directors cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been  approved  by a vote of the  Independent  Directors  cast in  person at a meeting  called on October 28, 2005 for the purpose of voting on this Plan and replaces  the prior  Amended and  Restated  Distribution  and Service Plan and
Agreement for the Fund's  Service  Shares.  Unless  terminated as  hereinafter provided,  it  shall  continue  in  effect  until  renewed  by  the  Board  in accordance  with  Rule  12b-1  under  the  1940  Act  and  from  year  to year thereafter  or as the  Board  may  otherwise  determine,  only so long as such continuance  is  specifically  approved at least annually by the Board and its
Independent  Directors  by a vote cast in person at a meeting  called  for the purpose  of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the Independent  Directors or by the vote of the holders  of  a  "majority"  (as  defined  in  the  1940  Act)  of  the  Fund's outstanding  voting Service  shares.  This Plan may not be amended to increase materially  the amount of payments to be made without  approval of the Service
Shareholders,  in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Directors.

                                       Panorama Series Fund, Inc. on behalf of
                                       Total Return Portfolio

                                       By: /s/ Kathleen T. Ives
                                           --------------------
                                           Kathleen T. Ives, Assistant
                                                Secretary

                                       OppenheimerFunds Distributor, Inc.

                                       By: /s/ James H. Ruff
                                           --------------------
                                           James H. Ruff, President